PROSPECTUS SUPPLEMENT
(To Prospectus Dated March 18, 1998)

                                 $150,000,000

                      VIRGINIA ELECTRIC AND POWER COMPANY
              1998 Series A 7.15% Senior Notes, Due June 30, 2038
                               ----------------
     Interest on the 1998 Series A 7.15% Senior Notes, due June 30, 2038 (the 1998 Series A Senior Notes) at the rate of 7.15% per annum (the Securities
Rate) will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, an Interest Payment Date), commencing June 30, 1998. The 1998 Series A Senior Notes will be redeemable at 100% of the principal amount redeemed plus accrued interest to the redemption date at the option of Virginia Electric and Power Company (the Company) in whole or in part on or after June 30, 2003. The 1998 Series A Senior Notes will be available for purchase in denominations of $25 and any integral multiple thereof. See "Description of the 1998 Series A Senior Notes."

     The 1998 Series A Senior Notes will be direct, unsecured and unsubordinated obligations of the Company ranking pari passu with all other unsecured and unsubordinated obligations of the Company. The 1998 Series A Senior Notes will be effectively subordinated to all secured debt of the Company, including its first mortgage bonds, aggregating approximately $2,805,000,000 outstanding at March 31, 1998. The Senior Indenture contains no restrictions on the amount of additional indebtedness that may be incurred by the Company.

     The 1998 Series A Senior Notes initially will be represented by a global certificate or certificates registered in the name of The Depository Trust Company (DTC) or its nominee. Beneficial interests in the 1998 Series A Senior Notes will be shown on, and transfers thereof will be effected only through, records maintained by Participants (as defined herein) in DTC. Except as described herein, 1998 Series A Senior Notes in certificated form will not be issued in exchange for the global certificates. See "Description of the 1998 Series A Senior Notes -- Book-Entry Only Issuance -- The Depository Trust Company."

     The 1998 Series A Senior Notes are expected to be approved for listing on the New York Stock Exchange (the NYSE), subject to official notice of issuance. Trading of the 1998 Series A Senior Notes on the NYSE is expected to commence within a 30-day period after the initial delivery of the 1998 Series A Senior Notes. See "Underwriting" herein.

                                ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
                                                                Underwriting
                                              Price to          Discounts and        Proceeds to
                                             Public (1)      Commissions (2)(4)     Company (3)(4)
-----------------------------------------------------------------------------------------------------
Per 1998 Series A Senior Note .........       100%                 3.15%                   96.85%
-----------------------------------------------------------------------------------------------------
Total .................................   $150,000,000       $4,725,000             $145,275,000
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from the date of original issuance.

(2) See "Underwriting" for a description of the indemnification arrangements with the Underwriters.
(3) Before deducting expenses of the offering payable by the Company estimated to be $175,000.
(4) The Underwriting Discount will be 1.00% of the principal amount of the 1998 Series A Senior Notes sold to certain institutions. Therefore, to the extent any such sales are made to such institutions, the actual total Underwriting Discount will be less than, and the actual total Proceeds to Company will be greater than, the amounts shown in the table above.

                               ----------------

     The 1998 Series A Senior Notes are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by Mays & Valentine, L.L.P., counsel for the Underwriters. It is expected that delivery of the 1998 Series A Senior Notes will be made on or about June 17, 1998, through the book-entry facilities of DTC against payment therefor in immediately available funds.

                               ----------------
LEHMAN BROTHERS
             A.G. EDWARDS & SONS, INC.
                        GOLDMAN, SACHS & CO.
                                 MORGAN STANLEY DEAN WITTER
                                               SALOMON SMITH BARNEY
                                                      WHEAT FIRST UNION
June 12, 1998

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE 1998 SERIES A SENIOR NOTES OFFERED HEREBY, INCLUDING ENTERING STABILIZING BIDS, PURCHASING 1998 SERIES A SENIOR NOTES TO COVER SYNDICATE SHORT POSITIONS AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING" HEREIN.


                              SUMMARY OF OFFERING

     The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this Prospectus Supplement and in the accompanying Prospectus.

The Company........................   The Company was incorporated in Virginia
                                      in 1909, and has its principal office at 701 E. Cary Street, Richmond, Virginia
                                      23219-3932, telephone (804) 771-3000. The
                                      Company is a wholly owned subsidiary of
                                      Dominion Resources, Inc. (Dominion
                                      Resources).

                                      The Company is a regulated public utility engaged in the generation, purchase, transmission, distribution and sale of electric energy within a 30,000 square mile service area in Virginia and in northeastern North Carolina. It transacts business under the name of Virginia Power in Virginia and under the name of North Carolina Power in North Carolina. Its Virginia service area comprises about 65% of Virginia's total land area but accounts for over 80% of its population.

1998 Series A Senior
 Notes Offered......................  The Company is offering $150,000,000 aggregate principal amount of its 1998
                                      Series A Senior Notes. Interest on the
                                      1998 Series A Senior Notes will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on June 30, 1998.

Record Date........................   The regular record date for each
                                      Interest Payment Date will be the close of business on the 15th calendar day prior to such Interest Payment Date.

Ranking............................   The 1998 Series A Senior Notes will be
                                      direct, unsecured and unsubordinated
                                      obligations of the Company ranking pari
                                      passu with all other unsecured and
                                      unsubordinated obligations of the Company.
                                      The 1998 Series A Senior Notes will be
                                      effectively subordinated to all secured
                                      debt of the Company, including its first mortgage bonds, aggregating approximately
                                      $2,805,000,000 outstanding at March 31,
                                      1998. The Senior Indenture contains no
                                      restrictions on the amount of additional indebtedness that may be incurred by the Company.

Redemption.........................   The 1998 Series A Senior Notes will be
                                      redeemable by the Company (in whole or in part), from time to time on or after June
                                      30, 2003, at 100% of the principal amount to be redeemed plus accrued interest to the redemption date. See "Description of the 1998 Series A Senior Notes --
                                      Redemption" herein.

Proposed Listing...................   NYSE.

                                USE OF PROCEEDS

     The proceeds from the sale of the 1998 Series A Senior Notes will be added to the general funds of the Company and will be used to meet a portion of its capital requirements. Such requirements consist principally of operating and maintenance expenditures and refunding of outstanding securities. For a more detailed discussion of the Company's capital requirements and its financing program, See "Capital Requirements and Financing Program" and "Results of Operations - Capital Requirements" in the Company's most recent Annual Report on Form 10-K (incorporated by reference).


                        SELECTED FINANCIAL INFORMATION

     The following summary of financial information for the years 1993-1997 was derived from, and should be read in conjunction with, the audited financial statements contained in the Company's most recent Annual Report on Form 10-K. Information for the 12 months ended March 31, 1998, and as of such date, is derived from financial statements that have not been audited but which, in the opinion of the Company's management, contain all adjustments, consisting of only normal recurring accruals, necessary to present fairly the Company's financial position and results of operations and cash flows for such period, and should be read in conjunction with the Company's most recent Quarterly Report on Form 10-Q and the Company's Current Report on Form 8-K filed June 9, 1998. See "Documents Incorporated by Reference" in the accompanying Prospectus.




                                                                       Twelve Months Ended
                                  ---------------------------------------------------------------------------------------------
                                      Mar-98          Dec-97          Dec-96          Dec-95          Dec-94          Dec-93
                                  -------------   -------------   -------------   -------------   -------------   -------------
Operating revenues
 (millions) ...................    $  5,339.6      $  5,079.0      $  4,420.9      $  4,351.9      $  4,170.8      $  4,187.3
Net income (millions) .........    $    457.4      $    469.1      $    457.3      $    432.8      $    447.1      $    509.0
Ratio of earnings to fixed
 charges ......................          3.19            3.21            3.14            2.99            3.19            3.36

     In the ratio of earnings to fixed charges, earnings are determined by adding taxes on income and fixed charges to Net Income. Fixed charges consist of interest charges (without reduction for Allowance for Funds Used During Construction) on long-term and short-term debt, and such portion of rentals as is representative of the interest factor. These earnings are then divided by total fixed charges.


                                CAPITALIZATION

     The following table sets forth the capitalization of the Company as of March 31, 1998, and as adjusted to reflect the transactions described in notes
(1) and (2) below. The following data is qualified in its entirety by reference to and, therefore, should be read together with the detailed information and financial statements appearing in the documents incorporated herein by reference.

                             Capitalization as of
                                March 31, 1998



                                                         Actual
                                                          as of
Capitalization (millions of dollars)                   3/31/98(1)     Pro Forma(1)(2)
---------------------------------------------------   ------------   ----------------
Long-Term Debt
 Mortgage Bonds ...................................   $  2,805.0       $  2,655.0
 Senior Notes and Medium Term Notes ...............        551.1            633.6
 Tax Exempt Bonds and Note ........................        518.1            518.1
                                                      ----------       ----------
  Total Long-Term Debt ............................   $  3,874.2       $  3,806.7
Company-Obligated Mandatorily Redeemable
 Preferred Securities of Subsidiary Trust .........   $    135.0       $    135.0
Preferred Stock
 Not Subject to Mandatory Redemption ..............        509.0            509.0
 Subject to Mandatory Redemption ..................        180.0            180.0
                                                      ----------       ----------
  Total Preferred Stock ...........................   $    689.0       $    689.0
Common Stock Equity ...............................   $  4,106.0       $  4,106.0
Total Capitalization ..............................   $  8,804.2       $  8,736.7
                                                      ==========       ==========

----------
(1) Includes securities due within one year ($373.5 million) and does not include the effect of unamortized discount ($25.8 million).

(2) Reflects the following pro forma adjustments:

  (a) Mandatory maturities of $150 million in Mortgage Bonds and $67.5 million in Medium Term Notes during the second quarter of 1998.

  (b) Issuance of $150 million of Senior Notes.


                 DESCRIPTION OF THE 1998 SERIES A SENIOR NOTES

     Set forth below is a description of the specific terms of the 1998 Series A Senior Notes. This description supplements, and should be read together with, the description of the general terms and provisions of the Senior Notes set forth in the accompanying Prospectus under the caption "Description of the Senior Notes and Senior Subordinated Notes." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Senior Indenture (as defined therein).


General

     The 1998 Series A Senior Notes will be issued as a series of Senior Notes under the Senior Indenture. The 1998 Series A Senior Notes will be limited in aggregate principal amount to $150,000,000.

     The entire principal amount of the 1998 Series A Senior Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on June 30, 2038. The 1998 Series A Senior Notes are not subject to any sinking fund provision.


Interest

     Each 1998 Series A Senior Note shall bear interest at the Securities Rate from the date of original issuance, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year to the person in whose name such 1998 Series A Senior Note is registered at the close of business on the fifteenth calendar day prior to such payment date. The initial Interest Payment Date is June 30, 1998. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the 1998 Series A Senior Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.


Trading Characteristics

     The 1998 Series A Senior Notes are expected to trade at a price that takes into account the value, if any, of accrued but unpaid interest; thus, purchasers will not pay and sellers will not receive accrued and unpaid interest with respect to the 1998 Series A Senior Notes that is not included in the trading price thereof. Any portion of the trading price of a 1998 Series A Senior Note received that is attributable to accrued interest will be treated as ordinary interest income for federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the 1998 Series A Senior Note.

     The trading price of the 1998 Series A Senior Notes is likely to be sensitive to the level of interest rates generally. If interest rates rise in general, the trading price of the 1998 Series A Senior Notes may decline to reflect the additional yield requirements of the purchasers. Conversely, a decline in interest rates may increase the trading price of the 1998 Series A Senior Notes, although any increase will be moderated by the Company's ability to call the 1998 Series A Senior Notes at any time on or after June 30, 2003 at a redemption price equal to 100% of the principal amount to be redeemed plus accrued but unpaid interest to the date of payment (the Redemption Price).


Optional Redemption

     The Company shall have the right to redeem the 1998 Series A Senior Notes, in whole or in part, without premium, from time to time, on or after June 30, 2003, upon not less than 30 nor more than 60 days' notice, at a Redemption Price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest to the Redemption Date.


Redemption Procedures

     If the trustee under the Senior Indenture (the Senior Indenture Trustee), initially The Chase Manhattan Bank, gives a notice of redemption in respect of 1998 Series A Senior Notes (which notice will be irrevocable), then, on the redemption date, the Senior Indenture Trustee will irrevocably deposit with the securities depositary, so long as the 1998 Series A Senior Notes are in book-entry only form, sufficient funds to pay the Redemption Price. See " -- Book-Entry Only Issuance -- The Depository Trust Company" below. If the 1998 Series A Senior Notes are no longer in book-entry only form, the Senior Indenture Trustee shall irrevocably deposit with the Paying Agent funds sufficient to pay the applicable Redemption Price and will give the Paying Agent irrevocable instructions to pay the Redemption Price to the holders thereof upon surrender of their 1998 Series A Senior Notes. If notice of redemption shall have been given and funds deposited as required, then immediately prior to the close of business on the date of such deposit, interest will cease to accrue and all rights of holders of such 1998 Series A Senior Notes so called for redemption will cease, except the right of the holders of such 1998 Series A Senior Notes to receive the Redemption Price, but without interest on such Redemption Price. In the event that any date fixed for redemption of 1998 Series A Senior Notes is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of the 1998 Series A Senior Notes is improperly withheld or refused and not paid by the Company, interest on such 1998 Series A Senior Notes will continue to accrue at the Securities Rate, from such redemption date originally established by the Company for such 1998 Series A Senior Notes to the date such Redemption Price is actually paid. See "Description of the Senior Notes and Senior Subordinated Notes -- Events of Default" in the accompanying Prospectus.

     Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may, at any time and from time to time, purchase outstanding 1998 Series A Senior Notes by tender, in the open market or by private agreement.

Book-Entry Only Issuance -- The Depository Trust Company

     The Depository Trust Company (DTC) will act as the initial securities depositary for the 1998 Series A Senior Notes. The 1998 Series A Senior Notes will be issued only as fully registered securities registered in the name of Cede & Co., DTC's nominee. One or more fully registered global 1998 Series A Senior Notes certificates will be issued, representing in the aggregate the total principal amount of 1998 Series A Senior Notes, and will be deposited with DTC. DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants (Participants) deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations (Direct Participants). DTC is owned by a number of its Direct Participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (Indirect Participants). The rules applicable to DTC and its Participants are on file with the Commission.

     Purchases of 1998 Series A Senior Notes within the DTC system must be made by or through Direct Participants, which will receive a credit for the 1998 Series A Senior Notes on DTC's records. The ownership interest of each actual purchaser of 1998 Series A Senior Notes (Beneficial Owner) is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased 1998 Series A Senior Notes. Transfers of ownership interests in the 1998 Series A Senior Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in 1998 Series A Senior Notes, except in the event that use of the book-entry system for the 1998 Series A Senior Notes is discontinued.

     DTC has no knowledge of the actual Beneficial Owners of the 1998 Series A Senior Notes. DTC's records reflect only the identity of the Direct Participants to whose accounts such 1998 Series A Senior Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.


     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to DTC. If less than all of the 1998 Series A Senior Notes are being redeemed, DTC will reduce the amount of the interest of each Direct Participant in the 1998 Series A Senior Notes in accordance with its procedures.

     Although voting with respect to the 1998 Series A Senior Notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to 1998 Series A Senior Notes. Under its usual procedures, DTC would mail an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the 1998 Series A Senior Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Payments on the 1998 Series A Senior Notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in "street name,"and will be the responsibility of such Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to DTC is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     Except as provided herein, a Beneficial Owner of a global 1998 Series A Senior Note will not be entitled to receive physical delivery of 1998 Series A Senior Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the 1998 Series A Senior Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global 1998 Series A Senior Note.

     DTC may discontinue providing its services as securities depositary with respect to the 1998 Series A Senior Notes at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depositary is not obtained, 1998 Series A Senior Notes certificates will be printed and delivered to the holders of record. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the 1998 Series A Senior Notes. In that event, certificates for the 1998 Series A Senior Notes will be printed and delivered to the holders of record.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof. The Company has no responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                                 UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below (for whom Lehman Brothers Inc. is acting as Representative) and each of the Underwriters has severally agreed to purchase from the Company the respective principal amount of 1998 Series A Senior Notes set forth opposite its name below:



                                                                   Principal Amount of
Name                                                            1998 Series A Senior Notes
------------------------------------------------------------   ---------------------------
Lehman Brothers Inc. .......................................           $ 18,437,500
A. G. Edwards & Sons, Inc. .................................             18,437,500
Goldman, Sachs & Co. .......................................             18,437,500
Morgan Stanley & Co. Incorporated ..........................             18,437,500
Smith Barney Inc. ..........................................             18,437,500
Wheat, First Securities, Inc. ..............................             18,437,500
BT Alex.Brown Incorporated .................................              1,875,000
Bear, Stearns & Co. Inc. ...................................              1,875,000
Craigie Incorporated .......................................              1,875,000
Davenport & Company LLC ....................................              1,875,000
EVEREN Securities, Inc. ....................................              1,875,000
Janney Montgomery Scott Inc. ...............................              1,875,000
Edward D. Jones & Co., L.P. ................................              1,875,000
Legg Mason Wood Walker, Incorporated .......................              1,875,000
McDonald & Company Securities, Inc. ........................              1,875,000
Prudential Securities Incorporated .........................              1,875,000
Scott & Stringfellow, Inc. .................................              1,875,000
Advest, Inc. ...............................................                750,000
Robert W. Baird & Co. Incorporated .........................                750,000
J.C. Bradford & Co. ........................................                750,000
JW Charles Securities, Inc. ................................                750,000
Cowen & Company ............................................                750,000
Dain Rauscher Incorporated .................................                750,000
Fahnestock & Co. Inc. ......................................                750,000
First Albany Corporation ...................................                750,000
Gruntal & Co., L.L.C. ......................................                750,000
J. J. B. Hilliard, W. L. Lyons, Inc. .......................                750,000
Interstate/Johnson Lane Corporation ........................                750,000
McGinn, Smith & Co., Inc. ..................................                750,000
Mesirow Financial, Inc. ....................................                750,000
Morgan Keegan & Company, Inc. ..............................                750,000
The Ohio Company ...........................................                750,000
Olde Discount Corporation ..................................                750,000
Parker/Hunter Incorporated .................................                750,000
Piper Jaffray Inc. .........................................                750,000
Ragen MacKenzie Incorporated ...............................                750,000
Raymond James & Associates, Inc. ...........................                750,000
The Robinson-Humphrey Company, LLC .........................                750,000
Roney Capital Markets
 a division of First Chicago Capital Markets, Inc. .........                750,000
Stephens Inc. ..............................................                750,000
Stifel, Nicolaus & Company, Incorporated ...................                750,000
Tucker Anthony Incorporated ................................                750,000
                                                                       ------------
 TOTAL .....................................................           $150,000,000

     In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the 1998 Series A Senior Notes offered hereby if any of the 1998 Series A Senior Notes are purchased.

     The Underwriters propose to offer the 1998 Series A Senior Notes in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement, and in part to certain securities dealers at such price less a concession not in excess of $0.50 per 1998 Series A Senior Note. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.30 per 1998 Series A Senior Note to certain brokers and dealers. After the 1998 Series A Senior Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

     Prior to this offering, there has been no public market for the 1998 Series A Senior Notes. The 1998 Series A Senior Notes are expected to be approved for listing on the NYSE, subject to official notice of issuance. Trading of the 1998 Series A Senior Notes on the NYSE is expected to commence within a 30-day period after the initial delivery of the 1998 Series A Senior Notes. The Underwriters have advised the Company that they intend to make a market in the 1998 Series A Senior Notes prior to the commencement of trading on the NYSE. The Underwriters will have no obligation to make a market in the 1998 Series A Senior Notes, however, and may cease market making activities, if commenced, at any time.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     In connection with this offering and in compliance with applicable law and industry practice, the Underwriters may over allot or effect transactions which stabilize, maintain or otherwise affect the market price of the 1998 Series A Senior Notes at levels above those which might otherwise prevail in the open market, including entering stabilizing bids, purchasing 1998 Series A Senior Notes to cover syndicate short positions and imposing penalty bids. A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security. Covering a syndicate short position means placing a bid or effecting a purchase of a security on behalf of the underwriting syndicate to reduce a short position created in connection with the offering. Imposing a penalty bid means purchasing a security in the open market to reduce the underwriting syndicate's short position or to stabilize the price of the security and in connection therewith reclaiming the amount of the selling concession from the underwriters and selling group members who sold such securities as part of the offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the 1998 Series A Senior Notes. In addition, neither the Company nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions once commenced will not be discontinued without notice.

     Certain of the Underwriters engage in transactions with, and, from time to time, have performed services for, the Company and its affiliates in the ordinary course of business.


                                    EXPERTS

     The financial statements included in the Company's 1997 Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report in such Form 10-K. Such financial statements have been so incorporated in reliance upon the report of Deloitte & Touche LLP, also incorporated herein by reference, which report is given upon their authority as experts in accounting and auditing.

     Legal conclusions relating to the Company's franchises and title to its properties in the Company's Annual Report on Form 10-K and legal conclusions under Description of the Bonds and Description of the Senior Notes and Subordinated Notes in the Prospectus and under Description of the 1998 Series A Senior Notes herein have been reviewed by McGuire, Woods, Battle & Boothe LLP, Richmond, Virginia except that, with respect to the Bonds, insofar as matters relating to title to properties are governed by the laws of West Virginia, they have been reviewed by Jackson & Kelly, Charleston, West Virginia. The statements are included on the authority of such firms, respectively, as experts.

                                LEGAL OPINIONS

     Certain legal matters in connection with the 1998 Series A Senior Notes will be passed on for the Company by McGuire, Woods, Battle & Boothe LLP, Richmond, Virginia, and for the Underwriters by Mays & Valentine, L.L.P., Richmond, which also performs certain legal services for the Company on other matters.

PROSPECTUS


                      VIRGINIA ELECTRIC AND POWER COMPANY

                                DEBT SECURITIES
                                 -------------
     Virginia Electric and Power Company (the Company) may offer, from time to time, up to $375,000,000 aggregate principal amount of Debt Securities, including its First and Refunding Mortgage Bonds (the Bonds), Senior Notes (the Senior Notes) or Senior Subordinated Notes (the Senior Subordinated Notes, and together with the Bonds and the Senior Notes, the Debt Securities) or any combination thereof in one or more series at prices and on terms to be determined at the time or times of sale. The Bonds will be issued under, and secured by, the Indenture of Mortgage that constitutes a lien on substantially all of the properties and franchises of the Company. See "Description of the Bonds." The Senior Notes and the Senior Subordinated Notes will be unsecured, and the indentures under which they are to be issued contain no limitations on the issuance by the Company of other indebtedness (whether secured or unsecured). The Senior Notes will rank equally and ratably with all other unsecured and unsubordinated indebtedness of the Company. The Senior Subordinated Notes will be subordinated to all Senior Indebtedness (as hereinafter defined) of the Company. Certain series of Senior Subordinated Notes may also be subordinated to other series of Senior Subordinated Notes. See "Description of the Senior Notes and Senior Subordinated Notes."


     For each offering of Bonds (the Offered Bonds), Senior Notes (the Offered Senior Notes) or Senior Subordinated Notes (the Offered Senior Subordinated Notes) (collectively, the Offered Securities) for which this Prospectus is being delivered, there will be an accompanying Prospectus Supplement (the Prospectus Supplement) that sets forth the specific designation, aggregate principal amount, maturity or maturities, rate or rates and times of payment of interest, sinking fund provisions, redemption terms and any other special terms of the Offered Securities, and any planned listing thereof on a securities exchange (although no assurance can be given as to the liquidity of, or the trading market for, any of the Offered Securities).


     The Company may sell the Offered Securities (a) to or through underwriters or dealers, (b) directly to a limited number of purchasers or to a single purchaser or (c) through agents. The names of any underwriters, dealers or agents involved in the distribution of the Offered Securities, any applicable discounts, commissions or allowances, any initial public offering price and the proceeds to the Company from the sale of the Offered Securities will be set forth in the Prospectus Supplement. See "Plan of Distribution" herein.

                                ---------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                                ---------------
                THE DATE OF THIS PROSPECTUS IS MARCH 18, 1998.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the Exchange Act), and in accordance therewith, files periodic and current reports, and other information with the Securities and Exchange Commission (the Commission). Such reports and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Worldwide Web site (address: http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, such reports and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the Registration Statement) under the Securities Act of 1933, as amended (the Securities Act) with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits and the financial statements, notes and schedules filed as a part thereof or incorporated by reference therein, which may be inspected at the public reference facilities of the Commission, at the addresses set forth above. Statements made in this Prospectus concerning the contents of any documents referred to herein are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement.


                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference as of their respective dates of filing and shall be deemed to be a part hereof:

     o The Company's Annual report on Form 10-K for the year ended December 31, 1996.

     o The Company's Current Report on Form 8-K, dated February 20, 1997.

     o The Company's Quarterly reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made by this Prospectus and the accompanying Prospectus Supplement shall be deemed to be incorporated by reference in this Prospectus and to be made a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT HAS BEEN DELIVERED, UPON ORAL OR WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE THEREIN. REQUESTS FOR COPIES OF SUCH DOCUMENTS SHOULD BE ADDRESSED TO CORPORATE SECRETARY, VIRGINIA ELECTRIC AND POWER COMPANY, P.O. BOX 26666, RICHMOND, VIRGINIA 23261-6666 (TELEPHONE NO. 804-771-3000).

                                  THE COMPANY

     The Company was incorporated in Virginia in 1909, and has its principal office at 701 E. Cary Street, Richmond, Virginia 23219-3932, telephone (804) 771-3000. The Company is a wholly owned subsidiary of Dominion Resources, Inc. (Dominion Resources).

     The Company is a regulated public utility engaged in the generation, purchase, transmission, distribution and sale of electric energy within a 30,000 square mile service area in Virginia and in northeastern North Carolina. It transacts business under the name Virginia Power in Virginia and under the name North Carolina Power in North Carolina. Its Virginia service area comprises about 65% of Virginia's total land area but accounts for over 80% of its population.


                      RATIO OF EARNINGS TO FIXED CHARGES



                                                                         Years
                                               ---------------------------------------------------------
                                                  1997        1996        1995        1994        1993
                                               ---------   ---------   ---------   ---------   ---------
Ratio of Earnings to Fixed Charges .........      3.21        3.14        2.99        3.19        3.36

     For purposes of this ratio (i) earnings consist of income from continuing operations before income taxes and fixed charges and (ii) fixed charges consist of all interest deductions and the interest component of rentals.


                                USE OF PROCEEDS

     Except as otherwise provided in the accompanying Prospectus Supplement, the proceeds from the sale of the Offered Securities will be added to the general funds of the Company and will be used to meet a portion of its capital requirements. Such requirements consist principally of construction, upgrading and maintenance expenditures and refunding of outstanding securities. Pending use by the Company, the Company will invest the net proceeds of the sale of the Offered Securities. For a more detailed discussion of the Company's capital requirements and its financing program, see BUSINESS -- CAPITAL REQUIREMENTS AND FINANCING PROGRAM and MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS in the Company's most recent Annual Report on Form 10-K (incorporated herein by reference).


                           DESCRIPTION OF THE BONDS

     The following description sets forth certain general terms and provisions of the Bonds to which any Prospectus Supplement will relate. The particular terms of the Bonds offered by any Prospectus Supplement will be described in such Prospectus Supplement.

     The Bonds will constitute one or more new series of the Company's First and Refunding Mortgage Bonds issued under an Indenture of Mortgage dated November 1, 1935, as supplemented and modified by eighty-five supplemental indentures and as to be supplemented by one or more additional supplemental indentures to be entered into in connection with each new series of Bonds. The Indenture of Mortgage and all such supplemental indentures are collectively referred to as the Mortgage. The Indenture of Mortgage, the eighty-five supplemental indentures and a form of supplemental indenture are Exhibits to the Registration Statement of which this Prospectus is a part. The Trustee under the Mortgage is The Chase Manhattan Bank (the Trustee).

     The statements herein concerning the Bonds and the Mortgage are merely descriptive and do not purport to be complete. They are qualified in their entirety by express reference to the cited Sections and Articles of the Mortgage. Terms defined in the Mortgage are used herein as so defined.


General

     Unless otherwise provided in the applicable Prospectus Supplement, the Bonds will be issuable only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof and will be exchangeable for a like aggregate principal amount of Bonds of other authorized denominations of the same series. No charge will be made for any transfer or exchange of the Bonds, but the Company may require payment of a sum sufficient to cover any stamp tax or other governmental charge incident thereto. Transfers and exchanges of the Bonds may be made at The Chase Manhattan Bank, 55 Water Street, New York, New York 10041.

Interest, Maturity and Payment

     The Bonds will bear interest from their issue date at the rate shown in the Prospectus Supplement relating thereto, payable semiannually on the interest payment dates shown in such Prospectus Supplement. The Bonds will mature on the date shown in the accompanying Prospectus Supplement. Interest will be paid to the persons in whose names the Bonds are registered at the close of business on the 15th day (whether or not a business day) of the calendar month next preceding the interest payment date, except for defaulted interest and except for unmatured accrued interest on Bonds called for redemption on a date other than an interest payment date. Principal of, premium, if any, and interest on the Bonds are payable at the office or agency of the Trustee in New York City.

     Reference is made to the Prospectus Supplement relating to a particular series of the Bonds offered thereby for the following terms of that series of
Bonds: (i) its specific designation, (ii) the aggregate principal amount; (iii) the date or dates on which the series will mature, (iv) the rate per annum at which the series will bear interest, (v) if applicable, the date or dates after which and the price or prices at which such series may, pursuant to any optional or mandatory redemption provisions, be redeemed at the option of the Company or of the holder thereof and the other terms and provisions of such optional or mandatory redemption and (vi) any other special terms.


Security and Priority

     The Bonds are to be secured, together with all other bonds now or hereafter issued under the Mortgage, by a direct lien on all public utility property now or hereafter owned by the Company but subject to the operation of the release provisions (which in effect permit the disposition of all property in excess of the amount used under the Mortgage). Prior lien debt on after-acquired property may be extended or refunded under the same lien until property is certified under the Mortgage, but not thereafter except upon consent of the holders of 60% in the amount of the bonds issued and outstanding under the Mortgage. (See Sections 4.03 and 4.07.) There are excepted from the lien all cash, securities, accounts receivable, agreements, leases, materials and supplies, automotive equipment, timber, coal and other minerals under the mortgaged land, and certain other assets. (See Preamble to the Mortgage, Part VIII and Fourteenth Supplemental Indenture, Part VI.) In case of a merger, consolidation or sale of substantially all of the assets of the Company, the lien may be limited to the system of the Company at that time. (See Sections 8.02, 8.03 and 8.04.)

     The lien of the Mortgage is, subject to due recording and filing, a first lien junior only to (i) statutory liens and equitable priorities for taxes, services, materials and supplies and (ii) pre-existing liens on after-acquired property.

     Other than the security afforded by the lien of the Mortgage and described under the "Description of the Bonds" herein, there are no provisions of the Mortgage which afford holders of the Bonds protection in the event of a highly leveraged transaction involving the Company. Such a transaction would require regulatory approval, however, and management of the Company believes such approval would be unlikely in a transaction that would result in the Company having a highly leveraged capital structure.


Issuance of Additional Bonds

     Additional bonds of any series may be issued from time to time without limit in aggregate amount, but not in excess of the amount authorized by the Company's stockholder (currently $5 billion), on the following bases:

      1. Up to 60% of the net amount of additional property certified under
   Section 2.03 and subject to no senior lien except permitted liens and liens securing refundable debt, but only if net earnings (in 12 consecutive months within the 15 next previous months), after depreciation but before income taxes, are at least twice the annual interest charges on all bonds then outstanding or applied for and any indebtedness secured by senior liens. But no more than 20% of total net earnings may be from nonoperating income, principally Allowance for Funds Used During Construction, and the aggregate of maintenance and repairs and depreciation shall be not less than 15% of total operating revenues (less (i) the cost of electricity purchased for resale and (ii) rentals paid by the Company for electric properties) for such period. Refundable debt may not exceed 60% of the property securing it or 15% of the bonds outstanding or issuable and is deducted from the amount of bonds otherwise issuable. (See Sections 2.02, 2.03, 2.08, 2.09 and 4.16.)

      2. Up to the amount of bonds or refundable debt retired (unless from certain funds). (See Sections 2.02, 2.04, 2.05, 2.08 and 2.09.)

      3. Up to the amount of cash deposited for the purpose, but only if net earnings are as required in 1 above. The cash may be withdrawn in the amount of the bonds issuable as shown in 1 and 2 above, without regard to earnings. This is the only restriction on the disposition of proceeds of additional bonds. (See Sections 2.02, 2.06 and 2.07.)

     The Bonds will be issued on the basis set forth in 1 or 2 above.


Release and Substitution of Security

     Property may be released upon filing a Credit Certificate or upon depositing cash in the amount of its value (which then may be withdrawn upon filing a Credit Certificate). The Credit Certificate supplies evidence, between formal certifications under Section 2.03, that credits previously established on the basis of property acquisition or bonds or refundable debt retirement have not been exhausted by showing that the retirements not yet certified are less than the balance of such credits that would remain unused after the action then sought (including in such credits the amount of additional property not formally certified and the amount of release moneys, etc., then held by the Trustee). Instead of cash, purchase money bonds or bonds of the United States or any State or a political subdivision thereof may be deposited. Special provisions are made for property and cash subject to senior liens and for refundable debt held in pledge. (See Section 2.09(q), Article 5 and Article 6.)



Modification

     With the consent of the holders of 75% in amount of all bonds issued and outstanding under the Mortgage (including at least 60% in amount of each affected series), any default may be waived except for a default in the payment of principal or interest at their due dates and the Mortgage may be changed in any way except to extend the due dates of principal or interest or reduce the amount of principal, interest or premium, if any. (See Section 7.24 and Article 14.)


Default and Action by the Trustee

     An event of default includes default in payment of principal of any series of bonds issued under the Mortgage, continuous default for 90 days in payment of interest on any series of such bonds (except that such default need only continue for 30 days in the case of certain series), default for 90 days after notice in the performance of any other covenant in the Mortgage and the occurrence of certain bankruptcy-related events. (See Section 7.01.) During an event of default, the Trustee must use the same degree of care and skill as a prudent man in the conduct of his own affairs. Subject to that standard, a majority in amount of bonds issued under the Mortgage is necessary to require the Trustee to take action, and the Trustee is entitled first to be indemnified to its satisfaction. (See Section 7.20 and Third Supplemental Indenture Sections 7.02 and 7.03.) The Company is required to report annually to the Trustee that it is not in default under the Mortgage. (See Third Supplemental Indenture Section 6.03.)


Listing

     The Bonds will not be listed on any national or regional securities exchange.


         DESCRIPTION OF THE SENIOR NOTES AND SENIOR SUBORDINATED NOTES

     The Senior Notes and Senior Subordinated Notes will constitute either senior or subordinated unsecured debt of the Company and will be issued in one or more series under (i) an indenture (the Senior Indenture) for Senior Notes or (ii) an indenture (the Senior Subordinated Indenture) for Senior Subordinated Notes. The Senior Indenture and the Senior Subordinated Indenture (collectively, the Indentures) are to be dated as of the date of first issue of Senior Notes or Senior Subordinated Notes, as the case may be, and are to be entered into between the Company and The Chase Manhattan Bank, as Trustee (the Trustee). Forms of the Indentures are filed as exhibits to the Registration Statement of which this Prospectus is a part. The statements under this heading do not purport to be complete and are subject to the detailed provisions of, and are qualified in their entirety by reference to, the applicable Indenture or Indentures and are summaries which make use of terms defined in one or both Indentures.


General

     Neither Indenture limits the aggregate principal amount of the Senior Notes or Senior Subordinated Notes issuable thereunder or of any particular series of Senior Notes or Senior Subordinated Notes. The Senior Notes and Senior Subordinated Notes of any series need not be issued at the same time or bear interest at the same rate or mature on the same date. Reference is made to the Prospectus Supplement for the following terms of any particular series of Offered Senior Notes or Offered Senior Subordinated Notes (collectively, the Offered Securities): (i) the title of such Senior Notes or Senior Subordinated Notes; (ii) any limit on the aggregate principal amount of such Senior Notes or Senior Subordinated Notes or the series of which they are a part; (iii) the date or dates on which the principal of any of such Senior Notes or Senior Subordinated Notes will be payable or the method by which such date or dates will be determined; (iv) the rate or rates at which any of such Senior Notes or Senior Subordinated Notes will bear interest, if any, or the method by which such rate or rates will be determined, and the date or dates from which any such interest will accrue; (v) the Interest Payment Dates on which any such interest will be payable and the Regular Record Date, if any, for any such interest payable on any Interest Payment Date; (vi) if applicable, whether the interest payment periods may be extended by the Company and, if so, the duration of any such extension; (vii) the place or places where the principal of and any premium and interest on any of such Senior Notes or Senior Subordinated Notes will be payable; (viii) the obligation, if any, of the Company to redeem or purchase any of such Senior Notes or Senior Subordinated Notes pursuant to any sinking fund, purchase fund or analogous provision or at the option of the Holder thereof and the terms and conditions on which any of such Senior Notes or Senior Subordinated Notes may be redeemed or purchased pursuant to such obligation; (ix) the denominations in which any of such Senior Notes or Senior Subordinated Notes will be issuable, if other than denominations of $1,000 or any integral multiple thereof; (x) the terms and conditions, if any, on which any of such Senior Notes or Senior Subordinated Notes may be redeemed at the option of the Company; (xi) if applicable, the fact that the terms of the applicable Indenture which are described below under the caption "Defeasance and Covenant Defeasance" will not apply to any of such Senior Notes or Senior Subordinated Notes; (xii) the currency, currencies or currency units in which the principal of and any premium and interest on any of such Senior Notes or Senior Subordinated Notes will be payable, if other than U.S. dollars, and the manner of determining the equivalent thereof in U.S. dollars for any purpose; (xiii) the portion of the principal amount of any of such Senior Notes or Senior Subordinated Notes that will be payable upon declaration of acceleration of the Maturity thereof, if other than the entire principal amount thereof; (xiv) whether any of such Senior Notes or Senior Subordinated Notes will be issuable in whole or in part in the form of one or more Global Securities and, if so, the identity of the depositary (the Depositary) for any such Global Security and any provisions regarding the transfer, exchange or legending of any such Global Security if different from those described below under the caption Global Securities; (xv) any addition to, change in or deletion from the Events of Default or covenants provided for with respect to any of such Senior Notes or Senior Subordinated Notes and any change in the right of the Trustee or the Holders to declare the principal amount of any of such Senior Notes or Senior Subordinated Notes due and payable; (xvi) any index or formula used to determine the amount of principal of or any premium or interest on any of such Senior Notes or Senior Subordinated Notes and the manner of determining any such amounts; (xvii) if the principal amount payable at the Stated Maturity of any of such Senior Notes or Senior Subordinated Notes will not be determinable as of any one or more dates prior to the Stated Maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any Maturity other than the Stated Maturity (or the manner of determining any such deemed principal amount); (xviii) the subordination of such Senior Notes or Senior Subordinated Notes to any other indebtedness of the Company, including other series of Senior Subordinated Notes (for series of Senior Subordinated Notes only); and
(xix) any other terms of such Senior Notes or Senior Subordinated Notes.

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the Senior Notes or Senior Subordinated Notes will be issued only in fully registered certificated or book-entry form, without coupons, in denominations of $1,000 or any integral multiple thereof. Notes issued in book-entry form will be represented by certificates deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary's nominee. No service charge will be made for any registration of transfer or exchange of Senior Notes or Senior Subordinated Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the principal of and any premium and interest on the Offered Debt Securities will be payable, and the Offered Debt Securities will be exchangeable and transfers thereof will be registrable, at The Chase Manhattan Bank, 55 Water Street, New York, New York 10041 and payment of any interest due on any Offered Debt Security will be made to the Person in whose name such Offered Debt Security is registered at the close of business on the Regular Record Date for such interest.

     If the Senior Notes or Senior Subordinated Notes of any series (or any series and specified tenor) are to be redeemed, the Company will not be required to (i) issue, register the transfer of, or exchange any Senior Note or Senior Subordinated Note of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part.


     Senior Notes or Senior Subordinated Notes, including Original Issue Discount Securities, may be offered and sold at a substantial discount below their principal amount. Special Federal income tax and other considerations, if any, applicable thereto will be described in the applicable Prospectus Supplement.

     Except as otherwise described in the applicable Prospectus Supplement, the covenants contained in either Indenture would not afford any Holders of Senior Notes or Senior Subordinated Notes issued thereunder protection in the event of a highly leveraged transaction involving the Company. Such a transaction would require regulatory approval, however, and management of the Company believes such approval would be unlikely in a transaction that would result in the Company having a highly leveraged capital structure.


Global Securities

     Some or all of the Senior Notes or Senior Subordinated Notes of a series may be represented in whole or in part by one or more Global Securities that will be deposited with or on behalf of one or more Depositaries.

     The specific terms of the depositary arrangement with respect to any Senior Notes or Senior Subordinated Notes of a series will be described in the Prospectus Supplement relating thereto. The Company anticipates that the following provisions will apply to all depositary arrangements.

     Unless otherwise specified in the related Prospectus Supplement, Senior Notes or Senior Subordinated Notes which are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such Depositary or its nominee. Upon the issuance of a Global Security in registered form, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Senior Notes or Senior Subordinated Notes represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee (Participants). The accounts to be credited will be designated by the underwriters or agents of such Senior Notes or Senior Subordinated Notes or by the Company, if such Senior Notes or Senior Subordinated Notes are offered and sold directly by the Company. Ownership of beneficial interests in such Global Securities will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests by participants in such Global Securities will be shown on, and the transfer of any such ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in Global Securities by persons that hold through Participants will be effected only through records maintained by such Participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Senior Notes or Senior Subordinated Notes represented by such Global Security for all purposes under the applicable Indenture. Except as set forth below, owners of beneficial interests in the Global Security will not be entitled to have the Senior Notes or Senior Subordinated Notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of the Senior Notes or Senior Subordinated Notes in definitive form and will not be considered the owners or Holders thereof under the applicable Indenture.

     Payment of principal of and any premium and interest on Senior Notes or Senior Subordinated Notes registered in the name of or held by a Depositary or its nominee will be made in immediately available funds to the Depositary or its nominee, as the case may be, as the registered owner or the Holder of the Global Security representing such Senior Notes or Senior Subordinated Notes. None of the Company, the Trustee, any Paying Agent or the Security Registrar for such Senior Notes or Senior Subordinated Notes will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a Global Security for such Senior Notes or Senior Subordinated Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that a Depositary for Senior Notes or Senior Subordinated Notes of a series, upon receipt of any payment of principal or any premium or interest in respect of a Global Security, will credit immediately Participants' accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. The Company also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name", and will be the responsibility of such Participants.

     A Global Security may not be transferred in whole or in part except by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. If a Depositary for Senior Notes or Senior Subordinated Notes of a series is at any time unwilling or unable to continue as

Depositary and a successor Depositary is not appointed by the Company within 90 days, the Company will issue Senior Notes or Senior Subordinated Notes in definitive registered form in exchange for the Global Security or Global Securities representing such Senior Notes or Senior Subordinated Notes. In addition, the Company may at any time determine not to have any Senior Notes or Senior Subordinated Notes represented by one or more Global Securities and, in such event, will issue Senior Notes or Senior Subordinated Notes in definitive registered form in exchange for the Global Securities representing such Senior Notes or Senior Subordinated Notes. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Senior Notes or Senior Subordinated Notes of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Senior Notes or Senior Subordinated Notes registered in its name.


Redemption

     Any terms and conditions for the optional or mandatory redemption of any Offered Debt Securities will be set forth in the applicable Prospectus Supplement. Except as otherwise provided in the applicable Prospectus Supplement with respect to Senior Notes or Senior Subordinated Notes that are redeemable at the option of the Holder, Senior Notes or Senior Subordinated Notes will be redeemable by the Company, subject to the subsequent sentence, only upon notice mailed not less than 30 nor more than 60 days prior to the date fixed for redemption. With certain exceptions, a notice of redemption at the option of the Company may state that such redemption will be conditional upon receipt by the Trustee or any applicable Paying Agent or Agents, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and any premium and interest on such Senior Notes or Senior Subordinated Notes and that if such money has not been so received, such notice will be of no force and effect and the Company will not be required to redeem such Senior Notes or Senior Subordinated Notes.


Consolidation, Merger, etc.

     Each Indenture provides that the Company may, without the consent of any Holders of the Senior Notes or Senior Subordinated Notes Outstanding thereunder, consolidate or merge with or into any other Person or Persons, or convey or transfer its properties and assets as an entirety or substantially as an entirety to any Person, provided that the successor Person, if any, assumes by a supplemental indenture the Company's obligations under such Indenture and such Senior Notes or Senior Subordinated Notes and the Company delivers an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent in such Indenture relating to the transaction have been complied with. Upon the assumption by the successor Person of the Company's obligations under the applicable Indenture and the Senior Notes or Senior Subordinated Notes issued thereunder, and the satisfaction of any other condition precedent provided for in such Indenture, the successor Person will succeed to and be substituted for the Company under such Indenture and the Company will be relieved of its obligations under such Indenture and the Senior Notes or Senior Subordinated Notes issued thereunder.


Amendments of Indenture; Waiver

     Each Indenture provides that modifications and amendments thereof may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Senior Notes or Outstanding Senior Subordinated Notes of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Senior Note or Outstanding Senior Subordinated Note affected thereby, (a) change the Stated Maturity of the principal of, or any instalment of principal of or interest on, any Senior Note or Senior Subordinated Note; (b) reduce the principal amount of or any premium or the rate of interest on any Senior Note or Senior Subordinated Note or reduce the amount of principal of any Original Issue Discount Security or any other Senior Note or Senior Subordinated Note which would be due and payable upon acceleration of the Maturity thereof; (c) change the place of payment of principal of or any premium or interest on any Senior Note or Senior Subordinated Note; (d) impair the right to institute suit for the enforcement of any such payment on any Senior Note or Senior Subordinated Note on or after the Stated Maturity thereof (or date of redemption); (e) reduce the percentage in principal amount of Outstanding Senior Notes or Outstanding Senior Subordinated Notes of any series, the consent of whose Holders is required for modification or amendment of such Indenture, for waiver of compliance with certain provisions of such Indenture or for waiver of certain defaults or (f) with certain exceptions, modify the above provisions or the sections of the applicable Indenture governing waiver of certain covenants and past defaults. Notwithstanding the foregoing, under certain limited circumstances and only upon the fulfillment of certain conditions, modifications and amendments of the relevant Indenture may be made by the Company and the Trustee without the consent of any Holders of the Senior Notes or Senior Subordinated Notes issued thereunder.

     The Holders of not less than a majority in aggregate principal amount of the Outstanding Senior Notes or Outstanding Senior Subordinated Notes of any series may waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture under which such Senior Notes or Senior Subordinated Notes were issued. The Holders of not less than a majority in aggregate principal amount of the Outstanding Senior Notes or Outstanding Senior Subordinated Notes of any series may waive any past default under the Indenture under which such Senior Notes or Senior Subordinated Notes were issued with respect to that series except a default in the payment of principal of, or any premium or interest on any Senior Note or Senior Subordinated Note of such series or in respect of a covenant or provision under such Indenture which cannot be modified or amended without the consent of the Holder of each Outstanding Senior Note or Outstanding Senior Subordinated Note of such series affected thereby.

     The Senior Subordinated Indenture may not be amended to alter the subordination of any of the Outstanding Senior Subordinated Notes without the written consent of each holder of Senior Indebtedness then outstanding that would be adversely affected thereby.


Events of Default

     The following will be Events of Default under each Indenture with respect to Senior Notes or Senior Subordinated Notes of any series issued thereunder (unless inapplicable to the particular series, specifically modified or deleted as a term of such series or otherwise modified or deleted in an indenture supplemental to such Indenture): (a) failure to pay principal of or any premium on any Senior Note or Senior Subordinated Note of that series when due, (b) failure for 60 days to pay any interest on any Senior Note or Senior Subordinated Note of that series when due, (c) failure to make any sinking fund payment when and as due by the terms of any Senior Note or Senior Subordinated Note of that series, continued for 60 days, (d) failure to perform any covenant of the Company in the applicable Indenture (other than a covenant that has expressly been included in such Indenture solely for the benefit of series of Senior Notes or Senior Subordinated Notes other than that series), continued for 90 days after written notice has been given by the Trustee or the Holders of at least 33% in principal amount of the Outstanding Senior Notes or Outstanding Senior Subordinated Notes of that series (unless such time period is extended by the Trustee or by the Trustee and the Holders of a principal amount of Senior Notes or Senior Subordinated Notes of that series not less than the principal amount of Senior Notes or Senior Subordinated Notes the Holders of which had given such notice of default; provided, however, that the Trustee, or the Trustee and such Holders, as the case may be, will be deemed to have agreed to such an extension if corrective action is initiated, and is being diligently pursued, by the Company, as further provided in the applicable Indenture), (e) certain events in bankruptcy, insolvency or reorganization and
(f) any other Event of Default provided with respect to Senior Notes or Senior Subordinated Notes of that series. No Event of Default with respect to a particular series of Senior Notes or Senior Subordinated Notes issued under an Indenture necessarily constitutes an Event of Default with respect to any other series of Senior Notes or Senior Subordinated Notes issued thereunder.

     If an Event of Default with respect to Senior Notes or Senior Subordinated Notes of any series at the time Outstanding occurs and is continuing, then the Trustee or the Holders of not less than 33% in principal amount of the Outstanding Senior Notes or Outstanding Senior Subordinated Notes of that series may, by a notice in writing to the Company (and to the Trustee if given by Holders), declare to be immediately due and payable the principal amount (or, if any Senior Notes or Senior Subordinated Notes of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of the series) of all Senior Notes or Senior Subordinated Notes of that series. However, at any time after such a declaration of acceleration with respect to Senior Notes or Senior Subordinated Notes of any series has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the Event of Default giving rise to such declaration of acceleration will, without further act, be deemed to have been waived, and such declaration will be deemed to have been rescinded and annulled, if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay all overdue interest on the Senior Notes or Senior Subordinated Notes of such series, the principal of and any premium on the Senior Notes or Senior Subordinated Notes of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Senior Notes or Senior Subordinated Notes, interest on overdue interest at the rate or rates prescribed therefor in the Senior Notes or Senior Subordinated Notes of such series (to the extent that payment of such interest is lawful), and all amounts due to the Trustee under the applicable Indenture and (b) all Events of Default with respect to the Senior Notes or Senior Subordinated Notes of such series (other than the nonpayment of the principal of the Senior Notes or Senior Subordinated Notes of such series that has become due solely by such declaration of acceleration) have been cured or waived as provided in the applicable Indenture. Reference is made to the Prospectus Supplement relating to any series of Senior Notes or Senior Subordinated

Notes which are Original Issue Discount Securities for the particular provisions relating to acceleration of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

     Subject to the provisions of each Indenture relating to the duties of the Trustee in case an Event of Default occurs and is continuing, each Indenture provides that the Trustee will be under no obligation to exercise any of its rights or powers under such Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity. Subject to such provisions for security and indemnification of the Trustee and certain other rights of the Trustee, the Holders of a majority in principal amount of the Outstanding Senior Notes or Outstanding Senior Subordinated Notes of any series have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Senior Notes or Senior Subordinated Notes of that series.

     No Holder of any Senior Note or Senior Subordinated Note of any series will have any right to institute any proceeding with respect to the Indenture under which such Senior Note or Senior Subordinated Note was issued or for any remedy thereunder unless such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Senior Notes or Senior Subordinated Notes of that series and unless the Holders of not less than a majority in principal amount of the Outstanding Senior Notes or Outstanding Senior Subordinated Notes of that series have made such written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee under the applicable Indenture, and the Trustee has not received from the Holders of a majority in principal amount of the Outstanding Senior Notes or Outstanding Senior Subordinated Notes of that series a direction inconsistent with such request and has failed to institute such proceeding within 60 days after receipt of such notice and offer of indemnity. Notwithstanding the foregoing, the Holder of any Senior Note or Senior Subordinated Note will have an absolute and unconditional right to receive payment of the principal of and any premium and, subject to certain limitations specified in the applicable Indenture, interest on such Senior Note or Senior Subordinated Note on the Stated Maturity thereof (or, in the case of redemption, on the Redemption Date) and to institute suit for the enforcement of any such payment.

     The Company is required to furnish annually to the Trustee for each Indenture a statement by certain officers of the Company to the effect that to the best of their knowledge the Company is not in default in the performance and observance of any terms, provisions or conditions of such Indenture or, if there has been such a default, specifying each such default and the status thereof.


Defeasance and Covenant Defeasance

     Unless otherwise provided in the Prospectus Supplement for a series of Senior Notes or Senior Subordinated Notes, the Company may cause itself (subject to the terms of the Indenture under which such Senior Notes or Senior Subordinated Notes were issued) (i) to be discharged from any and all obligations with respect to any Senior Notes or Senior Subordinated Notes or series of Senior Notes or Senior Subordinated Notes (except for certain obligations to register the transfer or exchange of such Senior Notes or Senior Subordinated Notes, to replace such Senior Notes or Senior Subordinated Notes if stolen, lost or mutilated, to maintain paying agencies and to hold money for payment in trust) (Defeasance) and/or (ii) to be released from any covenants expressly established in respect of any Senior Notes or Senior Subordinated Notes or series of Senior Notes or Senior Subordinated Notes (Covenant Defeasance), in either case on and after the date the conditions set forth in such Indenture are satisfied. Such conditions include the deposit with the Trustee, in trust for such purpose, of money and/or U.S. Government Obligations (as such term is defined in the applicable Indenture), which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and interest on such Senior Notes or Senior Subordinated Notes on the Stated Maturity of such payments or upon redemption, as the case may be, in accordance with the terms of the applicable Indenture and such Senior Notes or Senior Subordinated Notes.

     Defeasance by the Company with respect to any Senior Notes or Senior Subordinated Notes of a series is permitted under certain circumstances under each Indenture notwithstanding the Company's prior Covenant Defeasance with respect to Senior Notes or Senior Subordinated Notes of that series. Following a Defeasance, payment of any of such Senior Notes or Senior Subordinated Notes may not be accelerated because of an Event of Default (as defined in the applicable Indenture). Following a Covenant Defeasance, payment of Senior Notes or Senior Subordinated Notes may not be accelerated under the applicable Indenture by reference to the covenants noted under clause (ii) above. However, if such an acceleration were to occur, the realizable value at the acceleration date of the money and U.S. Government Obligations in the defeasance trust could be less than the principal and interest then due on such Senior Notes or Senior Subordinated Notes, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

     Under current Federal income tax law, the Defeasance contemplated in the preceding paragraphs would be treated as a taxable exchange of the relevant Senior Notes or Senior Subordinated Notes in which Holders of Senior Notes or Senior Subordinated Notes would recognize gain or loss. In addition, thereafter, the amount, timing and character of amounts that Holders would be required to include in income might be different from that which would be includible in the absence of such Defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences of a Defeasance, including the applicability and effect of tax laws other than the Federal income tax law.

     Under current Federal income tax law, unless accompanied by other changes in the terms of the Senior Notes or Senior Subordinated Notes, Covenant Defeasance should not be treated as a taxable exchange.


Subordination of Senior Subordinated Notes

     The Senior Subordinated Indenture provides that, unless otherwise provided in the Prospectus Supplement for a series of Senior Subordinated Notes, the Senior Subordinated Notes of any series will be expressly subordinate in right of payment, to the extent and in the manner set forth in the Senior Subordinated Indenture, to all Senior Indebtedness. The Senior Subordinated Indenture defines "Senior Indebtedness" to mean, with respect to any series of Senior Subordinated Notes, the principal of, and premium, if any, and interest on and any other payment due pursuant to any of the following, whether outstanding at the date of execution of the Senior Subordinated Indenture or thereafter incurred, created or assumed: (a) all indebtedness of the Company evidenced by notes, debentures, bonds or other securities sold by the Company for money or other obligations for money borrowed, (b) all indebtedness of others of the kinds described in the preceding clause (i) assumed by or guaranteed in any manner by the Company or (ii) in effect guaranteed by the Company through an agreement to purchase, contingent or otherwise, and (c) all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding clauses (a) and (b) unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is pari passu with or subordinate to such Senior Subordinated Notes.

     In the event, with certain exceptions specified in the Indenture, (a) of any payment by, or distribution of assets of, the Company to creditors upon any dissolution, winding up, liquidation or reorganization of the Company, whether in bankruptcy, insolvency or other proceedings, or (b) that (i) a default (continuing beyond any period of grace) shall have occurred and be continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Senior Indebtedness or (ii) the maturity of any Senior Indebtedness shall have been accelerated because of a default with respect to such Senior Indebtedness, then the Holders of all Senior Indebtedness shall first be entitled to receive payment, in the case of (a) above, of all amounts due or to become due upon all Senior Indebtedness, and, in the case of (b) above, of all amounts due thereon, or provision shall be made for such payment in money or money's worth, before the Holders of the Senior Subordinated Notes are entitled to receive a payment on account of the principal of or premium, if any, or interest on such Senior Subordinated Notes.


     On December 31, 1997, approximately $4.0 billion of Senior Indebtedness was outstanding. The Senior Subordinated Indenture does not restrict the amount of Senior Indebtedness that the Company may incur.


                            CONCERNING THE TRUSTEE

     The Chase Manhattan Bank is the Trustee under the Mortgage and each of the Indentures. The Chase Manhattan Bank is also the trustee under the Company's Indenture dated as of April 1, 1988 and its Subordinated Note Indenture, dated as of August 1, 1995. The Chase Manhattan Bank is the agent for the Company's $500 million credit facility, under which its commitment is $46 million.

     The occurrence of a default under the Mortgage, the Senior Subordinated Indenture, the Senior Indenture with respect to one or more series of Debt Securities could create a conflicting interest for the Trustee under the Trust Indenture Act of 1939, as amended (the 1939 Act). If such default has not been cured or waived within 90 days after the Trustee has or acquires a conflicting interest, the Trustee generally would be required by the 1939 Act to eliminate such conflicting interest or resign as Trustee with respect to the Debt Securities issued under the Mortgage, the Senior Indenture or the Senior Subordinated Indenture. In the event of the Trustee's resignation, the Company shall promptly appoint a successor Trustee with respect to the affected securities.

                             PLAN OF DISTRIBUTION

     The Offered Securities may be sold (a) through underwriters or dealers,
(b) directly to a limited number of purchasers or to a single purchaser or (c) through agents.

     The Prospectus Supplement will set forth the manner and terms of the offering of the related Offered Securities, including the name or names of any underwriters, dealers or agents, the purchase price or prices of the Offered Securities, the proceeds to the Company from the sale of the Offered Securities, any initial public offering price, any underwriting discount or commission and any discounts, concessions or commissions allowed or reallowed or paid by any underwriter to other dealers. Any initial public offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise indicated in the Prospectus Supplement, any agent will be acting on a best efforts basis for the period of its appointment.

     The Company may agree to indemnify the underwriters, dealers and agents named in a Prospectus Supplement against certain liabilities, including liabilities under the Securities Act.

     Unless otherwise set forth in the Prospectus Supplement, the obligations of any underwriter or underwriters to purchase the related Offered Securities will be subject to certain conditions precedent and such underwriter or underwriters with respect to the sale of such Offered Securities will be obligated to purchase all of such Offered Securities if any are purchased.

     The Prospectus Supplement will set forth any planned listing of the related Offered Securities on a national securities exchange and indicates whether any underwriters, dealers or agents intend to make a market in the Offered Securities as permitted by applicable laws and regulations. No assurance can be given as to the liquidity of or the trading market for the Offered Securities.


                                    EXPERTS

     The financial statements included in the Company's Annual Report on Form 10-K, which is incorporated in this Prospectus by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report in such Form 10-K. Such financial statements have been so incorporated in reliance upon the report of Deloitte & Touche LLP, also incorporated herein by reference, which report is given upon their authority as experts in accounting and auditing.

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       No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement or the Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus Supplement and the Prospectus do not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus Supplement or the Prospectus nor any sale made hereunder or thereunder shall under any circumstance create an implication that there has been no change in the affairs of the Company since the date hereof.

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                               TABLE OF CONTENTS


                                                           Page
                                                          -----
                 Prospectus Supplement

Summary of Offering ...................................    S-2
Use of Proceeds .......................................    S-3
Selected Financial Information ........................    S-3
Capitalization ........................................    S-3
Description of the 1998 Series A Senior Notes .........    S-4
Underwriting ..........................................    S-8
Experts ...............................................    S-9
Legal Opinions ........................................   S-10

                       Prospectus
Available Information .................................      2
Documents Incorporated by Reference ...................      2
The Company ...........................................      4
Ratio of Earnings to Fixed Charges ....................      4
Use of Proceeds .......................................      4
Description of the Bonds ..............................      4
Description of the Senior Notes and Senior
   Subordinated Notes .................................      6
Concerning the Trustee ................................     12
Plan of Distribution ..................................     13
Experts ...............................................     13

                                 $150,000,000




                               VIRGINIA ELECTRIC
                               AND POWER COMPANY


                       1998 Series A 7.15% Senior Notes,
                               Due June 30, 2038






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                             PROSPECTUS SUPPLEMENT
                                 June 12, 1998
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                                LEHMAN BROTHERS
                           A.G. EDWARDS & SONS, INC.
                             GOLDMAN, SACHS & CO.
                          MORGAN STANLEY DEAN WITTER
                             SALOMON SMITH BARNEY
                               WHEAT FIRST UNION

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